Exhibit 99.1 - Earnings Release – Second fiscal quarter ended March 30, 2014.
201 N. Harrison St.
Davenport, IA 52801
www.lee.net

NEWS RELEASE

Lee Enterprises reports earnings for second fiscal quarter

DAVENPORT, Iowa (May 8, 2014) — Lee Enterprises, Incorporated (NYSE: LEE), a major provider of local news, information and advertising in 50 markets, today reported preliminary(1) earnings of 3 cents per diluted common share for its second fiscal quarter ended March 30, 2014, compared with a loss of 12 cents a year ago. Excluding unusual matters, adjusted earnings per diluted common share(2) totaled 5 cents, compared with a loss of 5 cents a year ago.

Mary Junck, chairman and chief executive officer, said: “We continued 2014 with another good quarter. The market for digital advertising continues to expand, with digital advertising revenue growing at a double digit clip. Our business transformation initiatives continue to create efficiencies, driving cash costs(2) down almost 6% in the quarter and creating an increase in operating cash flow(2) over the prior year. We are now in a position to improve our full year guidance, once again, as we expect our cash costs to be down 3.0-3.5% in 2014."

She added: "With the refinancing announcement a few weeks ago, pushing our maturities out to 2022, we can continue to focus on driving operating results through our many revenue and business transformation initiatives. One of our key initiatives is our full-access subscription model, with our first two markets having launched in April. We are optimistic about the results and will continue the roll out of full-access subscriptions to more than half of our markets by the end of the year."

SECOND QUARTER OPERATING RESULTS(3)

Operating revenue for the 13 weeks ended March 30, 2014 totaled $154.1 million, a decrease of 4.1% compared with a year ago. Combined print and digital advertising and marketing services revenue decreased 4.3% to $102.7 million, an improvement from recent trends, with retail advertising down 2.4%, classified down 10.7% and national up 9.9%. Retail preprint advertising decreased 1.3%. Combined print and digital classified employment revenue decreased 6.9%, while automotive decreased 17.0%, real estate decreased 6.8% and other classified decreased 10.5%. Digital advertising and marketing services revenue on a stand-alone basis increased 10.2% to $17.4 million and now totals 16.9% of total advertising and marketing services revenue. Print advertising and marketing services revenue on a stand-alone basis decreased 6.8%. Subscription revenue decreased 4.3%.

Total digital revenue, including advertising, marketing services, subscriptions and digital businesses, totaled $20.5 million in the quarter, up 13.1% compared with the quarter a year ago. Mobile advertising revenue increased 9.8%, to $1.5 million.

Digital audiences continued to grow. Mobile, tablet, desktop and app page views increased 16.2% to 235.9 million, and monthly unique visitors increased 30.8% to 30.3 million for the month of March 2014. Increases from branded editions resulted in a 9.9% increase in Sunday circulation during the quarter. Daily circulation decreased 5.0%.

Cash costs decreased 5.7% for the 13 weeks ended March 30, 2014. Compensation decreased 8.0%, with the average number of full-time equivalent employees down 6.0%. Newsprint and ink expense decreased 12.9%, primarily a result of a reduction in newsprint volume of 13.5%. Other operating expenses decreased 1.0%.

For the full year, 2014 cash costs are now expected to decrease 3.0-3.5%, excluding the impact of a subscription-related expense reclassification as a result of moving to fee-for-service delivery contracts at several of our newspapers. This reclassification will increase both revenue and operating expenses, with no impact on operating cash flow or operating income. A table later in this release details the impact of the reclassification on revenue and cash costs.

Operating cash flow increased 2.4% from a year ago to $32.7 million. Operating cash flow margin(2) was 21.2%, compared to 19.9% a year ago. Including equity in earnings of associated companies, depreciation and amortization, as well as unusual matters in both years, operating income increased 27.1% to $23.7 million in the current year quarter, compared with $18.7 million a year ago. Operating income margin increased to 15.4% up from 11.6% a year ago.

Non-operating expenses, primarily interest expense and debt financing costs, decreased 10.9%, due to a 10.4% reduction in interest expense. Lower debt balances and the refinancing of the Pulitzer Notes in May 2013 contributed to the interest expense reduction. Income attributable to Lee Enterprises, Incorporated for the quarter totaled $1.5 million, compared with a loss of $6.0 million a year ago.

ADJUSTED EARNINGS AND EPS FOR THE QUARTER

The following table summarizes the impact from unusual matters on income (loss) attributable to Lee Enterprises, Incorporated and earnings per diluted common share. Per share amounts may not add due to rounding.

			13 Weeks Ended
	March 30 2014		March 31 2013
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Income (loss) attributable to Lee Enterprises, Incorporated, as reported	1,486	0.03	(5,995)	(0.12)
Adjustments:
Debt financing and reorganization costs	99		42
Amortization of debt present value adjustment	1,196		1,358
Other, net	414		560
	1,709		1,960
Income tax effect of adjustments, net	(567)		(689)
	1,142	0.02	1,271	0.02
Unusual matters related to discontinued operations	—	—	2,181	0.04
Income (loss) attributable to Lee Enterprises, Incorporated, as adjusted	2,628	0.05	(2,543)	(0.05)
YEAR-TO-DATE OPERATING RESULTS(3)

Operating revenue for the 26 weeks ended March 30, 2014, totaled $331.5 million, a decrease of 4.0% compared with the 26 weeks ended March 31, 2013. Combined print and digital advertising and marketing services revenue decreased 4.7% to $225.1 million, with retail advertising down 3.0%, classified down 10.0% and national increased 2.0%. Combined print and digital classified employment revenue decreased 6.6%, while automotive decreased 14.8%, real estate decreased 5.9% and other classified decreased 10.3%. Digital advertising and marketing services revenue on a stand-alone basis increased 10.0% to $36.0 million. Print advertising and marketing services revenue on a stand-alone basis decreased 7.1%. Subscription revenue decreased 2.6%.

Total digital revenue, including advertising, marketing services, subscriptions and digital businesses, totaled $42.1 million in the quarter, up 12.9% compared with a year ago. Mobile advertising revenue increased 22.9%, to $3.3 million.

Increases from branded editions resulted in a 9.4% increase in Sunday circulation during the 26 weeks ended March 30, 2014, as audited by the Alliance for Audited Media. Audited daily circulation decreased 3.1% over the same six month period.

Cash costs for the 26 weeks ended March 30, 2014 decreased 4.7%% compared to the same period a year ago. Compensation decreased 6.9%, with the average number of full-time equivalent employees down 5.9%. Newsprint and ink expense decreased 13.1%, a result of a reduction in newsprint volume of 11.7%. Other operating expenses increased 0.4%.

Operating cash flow decreased 1.7% from a year ago to $82.0 million. Operating cash flow margin increased to 24.7% from 24.2% a year ago. Including equity in earnings of associated companies, depreciation and amortization, as well as unusual matters in both years, operating income increased 9.9% to $63.9 million in the 26 weeks ended March 30, 2014, compared with $58.2 million a year ago.

Non-operating expenses increased 4.5%, as a $6.9 million gain on sale of an investment in the prior year was partially offset by a 10.8% decrease in interest expense in the current year due to lower debt balances and the refinancing of the Pulitzer Notes in May 2013. Income attributable to Lee Enterprises, Incorporated totaled $13.4 million, compared to $8.6 million a year ago.

ADJUSTED EARNINGS AND EPS FOR THE YEAR TO DATE

The following table summarizes the impact from unusual matters on income (loss) attributable to Lee Enterprises, Incorporated and earnings (loss) per diluted common share. Per share amounts may not add due to rounding.

			26 Weeks Ended
	March 30 2014		March 31 2013
(Thousands of Dollars, Except Per Share Data)	Amount	Per Share	Amount	Per Share

Income attributable to Lee Enterprises, Incorporated, as reported	13,378	0.25	8,575	0.17
Adjustments:
Gain on sale of investment, net	—		(6,909)
Debt financing and reorganization costs	203		89
Amortization of debt present value adjustment	2,394		2,716
Other, net	577		1,626
	3,174		(2,478)
Income tax effect of adjustments, net	(1,079)		865
	2,095	0.04	(1,613)	(0.03)
Unusual matters related to discontinued operations	—	—	1,014	0.02
Income attributable to Lee Enterprises, Incorporated, as adjusted	15,473	0.29	7,976	0.15

Certain results, excluding the impact of the subscription-related expense reclassification, are as follows:

	13 Weeks Ended			26 Weeks Ended
(Thousands of Dollars)	March 30 2014	March 31 2013	Percent Change	March 30 2014	March 31 2013	Percent Change

Subscription revenue, as reported	42,098	43,970	(4.3)	87,648	90,026	(2.6)
Adjustment for subscription-related expense reclassification	(400)	—	NM	(400)	—	NM
Subscription revenue, as adjusted	41,698	43,970	(5.2)	87,248	90,026	(3.1)

Total operating revenue, as reported	154,093	160,603	(4.1)	331,478	345,258	(4.0)
Adjustment for subscription-related expense reclassification	(400)	—	NM	(400)	—	NM
Total operating revenue, as adjusted	153,693	160,603	(4.3)	331,078	345,258	(4.1)

Total cash costs, as reported	121,416	128,692	(5.7)	249,483	261,836	(4.7)
Adjustment for subscription-related expense reclassification	(400)	—	NM	(400)	—	NM
Total cash costs, as adjusted	121,016	128,692	(6.0)	249,083	261,836	(4.9)

DEBT AND FREE CASH FLOW(2)

Debt was reduced $20.0 million in the quarter and $80.0 million in the last twelve months. The principal amount of debt totaled $813.0 million at March 30, 2014.
As previously announced, on March 31, 2014, subsequent to the end of the quarter, we completed a comprehensive refinancing of our long-term debt, which includes the following:

•	$400 million aggregate principal amount of 9.5% senior secured notes due 2022;

•	$250 million first lien term loan due 2019 and $40 million revolving facility (which was undrawn at closing); and

•	$150 million second lien term loan due 2022.
The new facilities enabled the Company to repay in full $768 million outstanding under, and terminate, the previous 1st lien agreement and 2nd lien agreement. We also used the proceeds of the refinancing to pay fees and expenses totaling approximately $32 million related to the refinancing. The Company's Pulitzer Notes debt, which totaled $45 million at March 30, 2014, was not refinanced.
On a pro forma basis for the refinancing, the principal amount of debt at March 30, 2014 totaled $845 million. Since the refinancing, $15.25 million of debt has been repaid, and the remaining amount stands at $829.75 million.

Free cash flow increased to $12.7 million for the quarter, compared with $10.4 million a year ago, and totaled $85.0 million in the last twelve months. Liquidity at the end of the quarter totaled $44.8 million, compared to required debt principal payments of $27.4 million in the next twelve months, as adjusted for the refinancing.

CONFERENCE CALL INFORMATION

As previously announced, we will hold an earnings conference call and audio webcast later today at 9 a.m. Central Daylight Time. The live webcast will be accessible at lee.net and will be available for replay two hours later. The call also may be monitored on a listen-only conference line by dialing (toll free) 877-407-3980 and entering a conference passcode of 13581947 at least five minutes before the scheduled start.

ABOUT LEE

Lee Enterprises is a leading provider of local news and information, and a major platform for advertising, in its markets, with 46 daily newspapers and a joint interest in four others, rapidly growing digital products and nearly 300 specialty publications in 22 states. Lee's newspapers have circulation of 1.2 million daily and 1.5 million Sunday, reaching nearly four million readers in print alone. Lee's websites and mobile and tablet products attracted 30.3 million unique visitors in March 2014. Lee's markets include St. Louis, MO; Lincoln, NE; Madison, WI; Davenport, IA; Billings, MT; Bloomington, IL; and Tucson, AZ. Lee Common Stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This news release contains information that may be deemed forward-looking that is based largely on our current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond our control, are our ability to generate cash flows and maintain liquidity sufficient to service our debt, comply with or obtain amendments or waivers of the financial covenants contained in our credit facilities, if necessary, to refinance our debt as it comes due, or that the warrants issued in our refinancing will not be exercised. Other risks and uncertainties include the impact and duration of continuing adverse conditions in certain aspects of the economy affecting our business, changes in advertising demand, potential changes in newsprint and other commodity prices, energy costs, interest rates, labor costs, legislative and regulatory rulings, difficulties in achieving planned expense reductions, maintaining employee and customer relationships, increased capital costs, maintaining our listing status on the NYSE, competition and other risks detailed from time to time in our publicly filed documents. Any statements that are not statements of historical fact (including statements containing the words “may”, “will”, “would”, “could”, “believe”, “expect”, “anticipate”, “intend”, “plan”, “project”, “estimate”, “consider” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this Current Report on Form 8-K. We do not undertake to publicly update or revise our forward-looking statements.

Contact: dan.hayes@lee.net, (563) 383-2100

CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	13 Weeks Ended			26 Weeks Ended
(Thousands of Dollars and Shares, Except Per Share Data)	March 30 2014	March 31 2013	Percent Change	March 30 2014	March 31 2013	Percent Change

Advertising and marketing services
Retail	64,821	66,387	(2.4)	147,111	151,719	(3.0)
Classified:
Employment	8,060	8,657	(6.9)	15,269	16,341	(6.6)
Automotive	6,889	8,304	(17.0)	15,017	17,622	(14.8)
Real estate	4,125	4,425	(6.8)	8,544	9,077	(5.9)
All other	10,303	11,512	(10.5)	20,756	23,142	(10.3)
Total classified	29,377	32,898	(10.7)	59,586	66,182	(10.0)
National	6,094	5,544	9.9	13,611	13,339	2.0
Niche publications and other	2,427	2,553	(5.0)	4,802	5,041	(4.7)
Total advertising and marketing services revenue	102,719	107,382	(4.3)	225,110	236,281	(4.7)
Subscription	42,098	43,970	(4.3)	87,648	90,026	(2.6)
Commercial printing	2,992	3,121	(4.1)	6,023	6,423	(6.2)
Digital services and other	6,284	6,130	2.5	12,697	12,528	1.3
Total operating revenue	154,093	160,603	(4.1)	331,478	345,258	(4.0)
Operating expenses:
Compensation	59,071	64,209	(8.0)	121,212	130,165	(6.9)
Newsprint and ink	9,334	10,712	(12.9)	19,895	22,886	(13.1)
Other operating expenses	52,712	53,259	(1.0)	107,870	107,470	0.4
Workforce adjustments	299	512	(41.6)	506	1,315	(61.5)
	121,416	128,692	(5.7)	249,483	261,836	(4.7)
Operating cash flow	32,677	31,911	2.4	81,995	83,422	(1.7)
Depreciation	5,135	5,294	(3.0)	10,411	10,796	(3.6)
Amortization	6,916	9,539	(27.5)	13,809	19,093	(27.7)
Loss (gain) on sale of assets, net	(1,501)	150	NM	(1,635)	135	NM
Equity in earnings of associated companies	1,593	1,733	(8.1)	4,512	4,778	(5.6)
Operating income	23,720	18,661	27.1	63,922	58,176	9.9

CONSOLIDATED STATEMENTS OF OPERATIONS, continued

	13 Weeks Ended			26 Weeks Ended
(Thousands of Dollars and Shares, Except Per Share Data)	March 30 2014	March 31 2013	Percent Change	March 30 2014	March 31 2013	Percent Change

Non-operating income (expense):
Financial income	101	5	NM	221	85	NM
Interest expense	(20,552)	(22,933)	(10.4)	(41,379)	(46,399)	(10.8)
Debt financing costs	(99)	(42)	NM	(203)	(89)	NM
Other, net	27	(61)	NM	121	6,946	(98.3)
	(20,523)	(23,031)	(10.9)	(41,240)	(39,457)	4.5
Income (loss) before income taxes	3,197	(4,370)	NM	22,682	18,719	21.2
Income tax expense (benefit)	1,492	(808)	NM	8,875	8,640	2.7
Income (loss) from continuing operations	1,705	(3,562)	NM	13,807	10,079	37.0
Discontinued operations, net of income taxes	—	(2,293)	NM	—	(1,247)	NM
Net income (loss)	1,705	(5,855)	NM	13,807	8,832	56.3
Net income attributable to non-controlling interests	(219)	(140)	56.4	(429)	(257)	66.9
Income (loss) attributable to Lee Enterprises, Incorporated	1,486	(5,995)	NM	13,378	8,575	56.0

Income (loss) from continuing operations attributable to Lee Enterprises, Incorporated	1,486	(3,702)	NM	13,378	9,822	36.2

Earnings (loss) per common share:
Basic:
Continuing operations	0.03	(0.07)	NM	0.26	0.19	36.8
Discontinued operations	—	(0.04)	NM	—	(0.02)	NM
	0.03	(0.12)	NM	0.26	0.17	52.9

Diluted:
Continuing operations	0.03	(0.07)	NM	0.25	0.19	31.6
Discontinued operations	—	(0.04)	NM	—	(0.02)	NM
	0.03	(0.12)	NM	0.25	0.17	47.1

Average common shares:
Basic	52,223	51,796		52,151	51,795
Diluted	53,798	51,796		53,541	51,866

SELECTED CONSOLIDATED FINANCIAL INFORMATION
(UNAUDITED)

	13 Weeks Ended		26 Weeks Ended		52 Weeks Ended
(Thousands of Dollars)	March 30 2014	March 31 2013	March 30 2014	March 31 2013	March 30 2014

Advertising and marketing services	102,719	107,382	225,110	236,281	449,369
Subscription	42,098	43,970	87,648	90,026	174,733
Other	9,276	9,251	18,720	18,951	36,859
Total operating revenue	154,093	160,603	331,478	345,258	660,961
Compensation	59,071	64,209	121,212	130,165	245,880
Newsprint and ink	9,334	10,712	19,895	22,886	40,490
Other operating expenses	52,712	53,259	107,870	107,470	213,421
Depreciation and amortization	12,051	14,833	24,220	29,889	49,880
Loss (gain) on sale of assets, net	(1,501)	150	(1,635)	135	(1,683)
Impairment of goodwill and other assets	—	—	—	—	171,094
Workforce adjustments	299	512	506	1,315	1,870
Total operating expenses	131,966	143,675	272,068	291,860	720,952
Equity in earnings of associated companies	1,593	1,733	4,512	4,778	8,420
Operating income	23,720	18,661	63,922	58,176	(51,571)
Adjusted to exclude:
Depreciation and amortization	12,051	14,833	24,220	29,889	49,880
Loss (gain) on sale of assets, net	(1,501)	150	(1,635)	135	(1,683)
Impairment of intangible and other assets	—	—	—	—	171,094
Equity in earnings of associated companies	(1,593)	(1,733)	(4,512)	(4,778)	(8,420)
Operating cash flow	32,677	31,911	81,995	83,422	159,300
Add:
Ownership share of TNI and MNI EBITDA (50%)	2,031	2,332	5,952	6,541	11,189
Adjusted to exclude:
Stock compensation	420	364	684	732	1,213
Adjusted EBITDA(2)	35,128	34,607	88,631	90,695	171,702
Adjusted to exclude:
Ownership share of TNI and MNI EBITDA (50%)	(2,031)	(2,332)	(5,952)	(6,541)	(11,189)
Add:
Distributions from TNI and MNI	2,494	2,715	5,309	4,785	11,922
Capital expenditures	(2,600)	(2,626)	(4,895)	(4,699)	(9,936)
Pension contributions	(705)	(275)	(705)	(275)	(6,446)
Cash income tax refunds (payments)	(103)	(93)	(117)	(333)	9,342
Unlevered free cash flow (2)	32,183	31,996	82,271	83,632	165,395
Add:
Financial income	101	5	221	85	436
Interest expense settled in cash	(19,356)	(21,521)	(38,984)	(43,367)	(79,629)
Debt financing costs paid	(266)	(100)	(268)	(100)	(1,239)
Free cash flow	12,662	10,380	43,240	40,250	84,963

SELECTED LEE LEGACY(2) ONLY FINANCIAL INFORMATION
(UNAUDITED)

	13 Weeks Ended		26 Weeks Ended		52 Weeks Ended
(Thousands of Dollars)	March 30 2014	March 31 2013	March 30 2014	March 31 2013	March 30 2014

Advertising and marketing services	72,055	74,625	155,263	161,976	310,448
Subscription	26,873	27,309	55,720	55,936	110,174
Other	8,266	7,734	16,386	15,673	31,738
Total operating revenue	107,194	109,668	227,369	233,585	452,360
Compensation	44,123	46,440	89,948	93,956	181,464
Newsprint and ink	6,733	7,364	14,070	15,768	28,497
Other operating expenses	28,633	28,453	57,754	57,864	112,658
Depreciation and amortization	8,103	6,770	16,311	13,732	29,892
Loss (gain) on sale of assets, net	(1,512)	156	(1,652)	150	(1,691)
Impairment of goodwill and other assets	—	—	—	—	523
Workforce adjustments	122	331	171	613	1,103
Total operating expenses	86,202	89,514	176,602	182,083	352,446
Equity in earnings of associated companies	313	510	1,443	1,782	3,171
Operating income	21,305	20,664	52,210	53,284	103,085
Adjusted to exclude:
Depreciation and amortization	8,103	6,770	16,311	13,732	29,892
Loss (gain) on sale of assets, net	(1,512)	156	(1,652)	150	(1,691)
Impairment of intangible and other assets	—	—	—	—	523
Equity in earnings of associated companies	(313)	(510)	(1,443)	(1,782)	(3,171)
Operating cash flow	27,583	27,080	65,426	65,384	128,638
Add:
Ownership share of MNI EBITDA (50%)	646	928	2,673	3,183	5,471
Adjusted to exclude:
Stock compensation	420	364	684	732	1,213
Adjusted EBITDA	28,649	28,372	68,783	69,299	135,322
Adjusted to exclude:
Ownership share of MNI EBITDA (50%)	(646)	(928)	(2,673)	(3,183)	(5,471)
Add:
Distributions from MNI	1,250	900	2,750	2,150	5,850
Capital expenditures	(2,082)	(2,116)	(4,245)	(3,442)	(8,516)
Cash income tax refunds (payments)	(103)	(93)	(117)	(333)	(149)
Intercompany charges not settled in cash	(2,099)	(2,146)	(4,198)	(4,292)	(8,302)
Other	—	(2,000)	—	(2,000)	—
Unlevered free cash flow	24,969	21,989	60,300	58,199	118,734
Add:
Financial income	101	5	221	85	436
Interest expense settled in cash	(18,206)	(18,797)	(36,561)	(37,837)	(73,365)
Debt financing costs paid	(266)	(100)	(268)	(100)	(308)
Free cash flow	6,598	3,097	23,692	20,347	45,497

SELECTED PULITZER(2) ONLY FINANCIAL INFORMATION
(UNAUDITED)

	13 Weeks Ended		26 Weeks Ended		52 Weeks Ended
(Thousands of Dollars)	March 30 2014	March 31 2013	March 30 2014	March 31 2013	March 30 2014

Advertising and marketing services	30,664	32,757	69,847	74,305	138,921
Subscription	15,225	16,661	31,928	34,090	64,559
Other	1,010	1,517	2,334	3,278	5,121
Total operating revenue	46,899	50,935	104,109	111,673	208,601
Compensation	14,948	17,769	31,264	36,209	64,416
Newsprint and ink	2,601	3,348	5,825	7,118	11,993
Other operating expenses	24,079	24,806	50,116	49,606	100,763
Depreciation and amortization	3,948	8,063	7,909	16,157	19,988
Loss (gain) on sale of assets, net	11	(6)	17	(15)	8
Impairment of goodwill and other assets	—	—	—	—	170,571
Workforce adjustments	177	181	335	702	767
Total operating expenses	45,764	54,161	95,466	109,777	368,506
Equity in earnings of associated companies	1,280	1,223	3,069	2,996	5,249
Operating income	2,415	(2,003)	11,712	4,892	(154,656)
Adjusted to exclude:
Depreciation and amortization	3,948	8,063	7,909	16,157	19,988
Loss (gain) on sale of assets, net	11	(6)	17	(15)	8
Impairment of intangible and other assets	—	—	—	—	170,571
Equity in earnings of associated companies	(1,280)	(1,223)	(3,069)	(2,996)	(5,249)
Operating cash flow	5,094	4,831	16,569	18,038	30,662
Add:
Ownership share of TNI EBITDA (50%)	1,385	1,404	3,279	3,358	5,718
Adjusted EBITDA	6,479	6,235	19,848	21,396	36,380
Adjusted to exclude:
Ownership share of TNI EBITDA (50%)	(1,385)	(1,404)	(3,279)	(3,358)	(5,718)
Add:
Distributions from TNI	1,244	1,815	2,559	2,635	6,072
Capital expenditures	(518)	(510)	(650)	(1,257)	(1,420)
Pension contributions	(705)	(275)	(705)	(275)	(6,446)
Cash income tax refunds (payments)	—	—	—	—	9,491
Intercompany charges not settled in cash	2,099	2,146	4,198	4,292	8,302
Other	—	2,000	—	2,000	—
Unlevered free cash flow	7,214	10,007	21,971	25,433	46,661
Add:
Interest expense settled in cash	(1,150)	(2,724)	(2,423)	(5,530)	(6,264)
Debt financing costs paid	—	—	—	—	(931)
Free cash flow	6,064	7,283	19,548	19,903	39,466

REVENUE BY REGION

	13 Weeks Ended			26 Weeks Ended
(Thousands of Dollars)	March 30 2014	March 31 2013	Percent Change	March 30 2014	March 31 2013	Percent Change

Midwest	94,702	99,875	(5.2)	206,647	216,610	(4.6)
Mountain West	30,419	31,561	(3.6)	65,103	67,669	(3.8)
West	10,144	10,470	(3.1)	21,806	22,777	(4.3)
East/Other	18,828	18,697	0.7	37,922	38,202	(0.7)
Total	154,093	160,603	(4.1)	331,478	345,258	(4.0)

SELECTED BALANCE SHEET INFORMATION

(Thousands of Dollars)	March 30 2014	March 31 2013

Cash	14,878	22,446
Debt (Principal Amount)	813,000	893,000

SELECTED STATISTICAL INFORMATION

	13 Weeks Ended			26 Weeks Ended
	March 30 2014	March 31 2013	Percent Change	March 30 2014	March 31 2013	Percent Change

Capital expenditures (Thousands of Dollars)	2,600	2,626	(1.0)	4,895	4,699	4.2
Newsprint volume (Tonnes)	13,981	16,161	(13.5)	29,911	33,873	(11.7)
Average full-time equivalent employees	4,486	4,770	(6.0)	4,551	4,838	(5.9)
Shares outstanding at end of period (Thousands of Shares)				53,596	52,296	2.5

NOTES

(1)
This earnings release is a preliminary report of results for the periods included.  The reader should refer to the Company's Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K for definitive information.

(2)	The following are non-GAAP (Generally Accepted Accounting Principles) financial measures for which reconciliations to relevant GAAP measures are included in tables accompanying this release:
•
Adjusted EBITDA is defined as operating income (loss), plus depreciation, amortization, impairment charges, stock compensation and 50% of EBITDA from associated companies, minus equity in earnings of associated companies and curtailment gains.

•
Adjusted Income (Loss) and Adjusted Earnings (Loss) Per Common Share are defined as income (loss) attributable to Lee Enterprises, Incorporated and earnings (loss) per common share adjusted to exclude both unusual matters and those of a substantially non-recurring nature.

•
Cash Costs are defined as compensation, newsprint and ink, other operating expenses and certain unusual matters, such as workforce adjustment costs. Depreciation, amortization, impairment charges, other non-cash operating expenses and other unusual matters are excluded.

•
Operating Cash Flow is defined as operating income (loss) plus depreciation, amortization and impairment charges, minus equity in earnings of associated companies and curtailment gains. Operating Cash Flow margin is defined as operating cash flow divided by operating revenue. The terms operating cash flow and EBITDA are used interchangeably.

•
Unlevered Free Cash Flow is defined as operating income (loss), plus depreciation, amortization, impairment charges, stock compensation, distributions from associated companies and cash income tax refunds, minus equity in earnings of associated companies, curtailment gains, cash income taxes, pension contributions and capital expenditures. Changes in working capital, asset sales, minority interest and discontinued operations are excluded. Free Cash Flow also includes financial income, interest expense and debt financing and reorganization costs.

We also present selected information for Lee Legacy and Pulitzer Inc. ("Pulitzer"). Lee Legacy constitutes the business of the Company excluding Pulitzer, a wholly-owned subsidiary of the Company.

No non-GAAP financial measure should be considered as a substitute for any related GAAP financial measure. However, the Company believes the use of non-GAAP financial measures provides meaningful supplemental information with which to evaluate its financial performance, or assist in forecasting and analyzing future periods. The Company also believes such non-GAAP financial measures are alternative indicators of performance used by investors, lenders, rating agencies and financial analysts to estimate the value of a publishing business and its ability to meet debt service requirements.

(3)
Certain amounts as previously reported have been reclassified to conform with the current period presentation. The prior periods have been adjusted for comparative purposes, and the reclassifications have no impact on earnings.

Results of North County Times operations and The Garden Island operations have been reclassified as discontinued operations for all periods presented.